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MACROMEDIA, INC.

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[The following letter and slides were sent to certain Macromedia stockholders]

[MACROMEDIA LETTERHEAD]

July     , 2004

[Name and address of

stockholder appear here]

Macromedia Share Option Plan Proposal

Dear [Stockholder]:

Macromedia appreciates the opportunity to provide you with additional information with respect to Proposal Number 2 at our July 26, 2004 annual stockholder meeting relating to amendments to, and in particular an increase in the number of shares available for grant under, our 2002 Equity Incentive Plan. We feel that there are important facts that you should consider carefully as you cast your stockholder proxy. The following information highlights certain past management efforts as it relates to the stock option grants and offers key reasons why Macromedia considers it critical that this proposal pass. The highlights are as follows:

•	Macromedia is nearly out of options. Macromedia did not request additional shares at the 2003 stockholder meeting. At the present time, if you exclude from the count the automatic grants required to be made to Directors under the Plan, the Company has only 300,000 shares available for grant. This is clearly insufficient to attract and retain key employees for the coming year.

•	Macromedia has been aggressively managing its “Burn Rate” to lower levels over the past three years and intends to do so in the future. Attached is a graph showing Macromedia’s Burn Rate over the past five years, including our estimate for the coming year. “Burn Rate” is the level of net grants made by Macromedia, or actual grants less cancellations for any given period, over the shares outstanding for the period. For the last three fiscal years, the amounts are as follows:

	Grants	Cancellations	Net	Burn Rate %

FY 2002	11,443	(9,809)	1,634	2.68%
FY 2003	5,144	(3,461)	1,683	2.67%
FY 2004	2,879	(1,375)	1,504	2.14%

(Shares in thousands. Data from Footnote 13, page F-25 of Macromedia’s annual report on Form 10-K for FY 2004)

As you can see we are aggressively achieving reductions in the Burn Rate and we continue to drive it lower, while still attracting and retaining key executives. You should also note that the prior periods are inflated by Macromedia’s significant acquisition of Allaire Corporation in Fiscal Year 2001 and the rapid growth of the Macromedia business prior to that time resulting in substantial hiring for the periods prior to Fiscal Year 2001.

•	Macromedia is focused on reducing the overall dilution caused by stock option grants. Attached is a graph showing the downward management of Macromedia’s option overhang/dilution position. We believe that over the next two years, our focus on reducing Burn Rate will yield a substantial decrease in the outstanding options as employees exercise outstanding options and many fewer shares are granted. As an example, we substantially reduced our employee option grant guidelines in 2002 and again in the Fall of 2003 to reflect changed market practices. We will continue to be vigilant as it relates to market adjustments.

•	Macromedia competes for its employees in the technology-heavy San Francisco/Silicon Valley market. This competition is a “broad based” competition for employees generally and is not limited to executives. Macromedia’s share participation includes nearly all employees, it is not a program designated for a limited number of senior executives. If no additional options are approved, it will put at risk broad-based hiring plans that are key to driving continued growth consistent with our business objectives. We continue to target our efforts to the median of the peer group of companies with which we compete either directly or in the marketplace for talent. We are being careful to prudently assess the equity compensation components so that we do not overpay in our efforts to attract employees.

In addition, the issue of re-pricing of stock options has become an important governance issue, and I am pleased to note for you that it is Macromedia’s plan not to engage in any stock option re-pricing in the future, regardless of the form, unless approved by the Macromedia stockholders.

We hope that the foregoing has given you a clear understanding of our long-term focus for Macromedia and our commitment to our stockholders, and we look forward to continuing to build long term value in your investment. Should you have any questions regarding these matters you may contact me at 415-252-2353 or Elizabeth Nelson our Chief Financial Officer at 415-252-4102.

Very truly yours,

Loren E. Hillberg

Senior Vice President

General Counsel

# Macromedia 5-Year Dilution Trend
(assuming 1.5MM shares added to option pool at annual meeting)

Dilution Percent
25.00%
24.00%
23.00%
22.00%
21.00%
20.00%
19.00%
18.00%
23.79%
24.01%
Allaire - 4.9 MM options assumed
24.61%
2 MM addition to pool approved by stockholders @ annual meeting
20.69%
Projected FY05
18.22%
Mar-01
Jun-01
Sep-01
Dec-01
Mar-02
Jun-02
Sep-02
Dec-02
Mar-03
Jun-03
Sep-03
Dec-03
Mar-04
Jun-04
Sep-04
Dec-04
Mar-05

1

1

05-r

18.22% Ma

04-c eD 40-

Projected FY05 pSe

04-Jun

40-

20.69% rMa

03-c eD

03-p

2 MM addition to pool approved by stockholders @ annual meeting Se

03-Jun

30-

24.61% rMa

02-c eD 20-

Allaire—4.9 MM options assumed pSe

20-

24.01% nJu

02-r

Ma

01-c eD 10-pSe

23.79% 01-un

J

5-Year Dilution Trend 10-

25.00% 24.00% 23.00% 22.00% 21.00% 20.00% 19.00% 18.00% rMa

Macromedia (assuming 1.5MM shares added to option pool at annual meeting) Percent Dilution

Burn Rate
10.5%
9.0%
7.5%
6.0%
4.5%
3.0%
1.5%
0.0%
5.2%
10.1%
8.0%
2.7%
2.7%
2.1%
1.8%
FY99
FY00
FY01
FY02
FY03
FY04
Projected FY05
Net options granted as a percent of shares outstanding

2

Macromedia Burn Rate Analysis (assuming 1.5MM shares added to option pool)

Burn Rate

1.8% Projected FY05 2.1% FY04

2.7% FY03

2.7% FY02

8.0% FY01

10.1% FY00 Net options granted as a percent of shares outstanding

5.2% FY99 10.5% 9.0% 7.5% 6.0% 4.5% 3.0% 1.5% 0.0%

2